SiriusPoint Announces First Quarter 2021 Earnings Results

Net Income Available to Common Shareholders of $130.9 million, or $1.05 per Diluted Common Share
Tangible Diluted Book Value per Share of $13.97 as of March 31, 2021
Combined Ratio of 96.6%
Annualized Return on Average Common Equity of 26.4%

HAMILTON, Bermuda, May 10, 2021 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT) today announced results for its first quarter ended March 31, 2021.

First Quarter 2021 Highlights
•Net income of $130.9 million, or $1.05 per diluted common share
•Tangible diluted book value per share of $13.97 as of March 31, 2021
•Combined ratio of 96.6%
•On a reported basis, catastrophe losses were $5.7 million or 2.2 percentage points on the Company’s combined ratio
•Annualized return on average common equity of 26.4%
•Net investment income of $186.5 million
•A- ratings confirmed from AM Best, S&P and Fitch during the first quarter 2021

Sid Sankaran, Chairman and Chief Executive Officer of SiriusPoint said: “I am delighted in our launch of SiriusPoint in the first quarter. We believe our combined company has the platform, capabilities and expertise to take advantage of changing market conditions and compete in a differentiated and effective fashion in the global (re)insurance marketplace. I am extremely proud that by the closing of our transaction we added world-class talent to our team, strengthened the quality of our balance sheet and refocused our underwriting strategy allowing us to benefit from a strong 1/1 renewal season. We are creating an entrepreneurial and innovative company that is just at the beginning of its transformation.

“SiriusPoint produced an underwriting profit of $9 million and a combined ratio of 96.6% this quarter, reflecting our focus on writing a profitable and more balanced book of business. We benefited from a focus on underwriting discipline and positive rate improvement across classes of business at January 1. We made great strides in refining our property cat portfolio, reducing catastrophe volatility through modest additional retro reinsurance purchases and rebalancing the overall portfolio to non-cat lines, including Accident and Health, Credit, Aviation, and niche U.S. Casualty lines. Through the rest of 2021, we plan to continue to execute on our underwriting strategy and be disciplined in our approach to managing risk. We are focused on better managing our catastrophe exposure and return on capital. We also plan to be disciplined in reducing classes which have been unprofitable. We believe our global platform and entrepreneurial culture will give us flexibility and culture to adapt to market conditions and be responsive to opportunities. While there is much work ahead we are confident we are making progress in our execution.

“We intend to remain nimble and optimize our global platform by partnering with and investing in innovative businesses and teams in the (re)insurance industry. We see these strategic partnerships as a key differentiator and a means by which we can add value and drive disruptive change in the industry. We aspire to be great allocators of capital to the best underwriting risks to drive returns.

“Investment results in the quarter were strong and above trend with notable contributions from the Third Point Enhanced Fund and legacy Sirius Group strategic investments. In rebalancing our portfolio, we increased the allocation to fixed income and cash from TPRe’s position at year end. Third Point LLP also reduced leverage in the TP Enhanced fund.

“We expect the steps we have taken this quarter towards refining our business to achieve underwriting excellence and establishing a high quality balance sheet will result in less volatility going forward. We are confident the path of sustained higher underwriting returns, less volatile investment results and growth in book value will translate into long-term value creation for our shareholders.”

Earnings Summary
•Net income available to SiriusPoint common shareholders of $130.9 million, or $1.05 per diluted common share, for the three months ended March 31, 2021, compared to a net loss attributable to SiriusPoint common shareholders of $183.6 million, or $1.99 per diluted common share, for the three months ended March 31, 2020.
•Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders of 26.4% for the three months ended March 31, 2021.

•Tangible diluted book value per share decreased $2.74, or 16.4%, from year end 2020 to $13.97. The decrease was primarily due to the dilutive impact of shares and other securities issued in conjunction with the acquisition of Sirius Group, partially offset by net income in the current year period.
Acquisition of Sirius International Insurance Group, Ltd.
On February 26, 2021, the Company completed the acquisition of Sirius International Insurance Group, Ltd. (“Sirius Group”) and changed its name from Third Point Reinsurance Ltd. (“TPRe”) to SiriusPoint Ltd. (“SiriusPoint”). The financial condition and results of operations presented herein for SiriusPoint are those of TPRe and its subsidiaries and do not include the financial conditions and results of operations of legacy Sirius Group and its subsidiaries prior to the acquisition date. The results of operations of Sirius Group are included from the acquisition date forward.
The total deal consideration was $1,077.2 million, which was comprised of stock, cash, and other contingent value components. The associated bargain purchase gain from the Sirius Group acquisition was $8.6 million, which represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over the total deal consideration. The gain from bargain purchase is included in other revenues in the condensed consolidated statements of income (loss). The bargain purchase determination is consistent with the fact that Sirius Group’s shares traded at a discount to book value and the need for Sirius Group to quickly diversify its ownership base.
During the first quarter of 2021, the Company recorded $40.4 million of corporate expenses associated with the acquisition of Sirius Group, comprised of $29.7 million of professional and advisory fees and $10.7 million of compensation-related expenses.
Key Financial Metrics
The following table shows certain key financial metrics for the three months ended March 31, 2021 and 2020:

	2021	2020
	($ in millions, except for per share data and ratios)
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	26.4%	(55.5)%
Net underwriting income (1)	$8.7	$2.0
Combined ratio (1)	96.6%	98.6%
Basic book value per share (2) (4)	$15.19	$16.88
Tangible basic book value per share (2) (4)	$14.10	$16.88
Diluted book value per share (2) (3) (4)	$15.04	$16.71
Tangible diluted book value per share (2) (4)	$13.97	$16.71
(1)See the accompanying Segment Reporting for a calculation of net underwriting income and combined ratio.
(2)Basic book value per share, tangible basic book value per share, diluted book value per share and tangible diluted book value per share are non-GAAP financial measures.
(3)In the first quarter of 2021, we changed the method for calculating the dilutive effect of restricted shares, restricted share units and options to calculate the dilutive impact in a manner consistent with how dilution is calculated using the treasury stock method for earnings per share. See the accompanying reconciliations in “Non-GAAP Measures and Reconciliations & Key Performance Indicators”.
(4)Prior year comparatives represent amounts as of December 31, 2020.
First Quarter 2021 Summary
Underwriting Results
The acquisition of Sirius Group has created a highly diversified portfolio with expanded underwriting capabilities, geographic footprint and product offerings. Effective January 1, 2021, the Company reports four operating segments: Accident & Health (“A&H”), Specialty, Property and Runoff & Other.
In addition, effective January 1, 2021, the Company changed its accounting policy for assumed written premium recognition. Previously, the Company estimated ultimate premium written for the entire contract period and recorded this estimate at inception of the contract. The Company changed its accounting policy to recognize premiums written ratably over the term of the related policy or reinsurance treaty. The change in accounting policy had no impact on the previously reported net income (loss) or shareholders’ equity attributable to SiriusPoint common shareholders.

Net premiums earned increased by $109.7 million, or 75.0%, to $256.0 million for the three months ended March 31, 2021 from $146.3 million for the three months ended March 31, 2020, primarily driven by an increase in net premiums earned of $115.9 million as a result of new premiums from the legacy Sirius Group companies from the date of acquisition.
We generated net underwriting income of $8.7 million and a combined ratio of 96.6% for the three months ended March 31, 2021, compared to net underwriting income of $2.0 million and a combined ratio of 98.6% for the three months ended March 31, 2020. The improvement in net underwriting income was primarily driven by net underwriting income of $8.1 million from the legacy Sirius Group companies from the date of acquisition.
Catastrophe losses, net of reinsurance and reinstatement premiums, for the three months ended March 31, 2021 were $5.7 million, or 2.2 percentage points on the combined ratio, from winter storm Uri compared to no catastrophe losses recorded for the three months ended March 31, 2020. Sirius Group’s Uri losses fell into the pre-acquisition period which, when included Q1 results total catastrophe losses, were $39.5 million.
Prior period segment results have been adjusted to conform to the current period presentation.
A&H Segment
Gross premiums written in the A&H segment were $134.8 million for the three months ended March 31, 2021, an increase of $133.5 million compared to the three months ended March 31, 2020, primarily driven by an increase in premiums of $135.0 million as a result of new premiums from the legacy Sirius Group companies from the date of acquisition.
The A&H segment generated net underwriting income of $5.3 million and a combined ratio of 84.9% for the three months ended March 31, 2021, compared to a minimal net underwriting loss for the three months ended March 31, 2020. The change in net underwriting results for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily driven by net underwriting income from the legacy Sirius Group companies from the date of acquisition.
Specialty Segment
Gross premiums written in the Specialty segment were $167.7 million for the three months ended March 31, 2021, an increase of $88.3 million, or 111.2%, compared to the three months ended March 31, 2020, primarily driven by an increase in premiums of $49.5 million as a result of new premiums from the legacy Sirius Group companies from the date of acquisition, and due to new casualty premium of $28.7 million in the period written by our Bermuda incorporated MGU, Arcadian Risk, in which we invest capital and expertise.
The Specialty segment generated a net underwriting loss of $0.3 million and a combined ratio of 100.2% for the three months ended March 31, 2021, compared to a net underwriting loss of $6.0 million and a combined ratio of 106.0% for the three months ended March 31, 2020. The change in underwriting results for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily driven by lower COVID-19 losses and a net underwriting loss of $0.7 million as result of the legacy Sirius Group companies from the date of acquisition.
Property Segment
Gross premiums written in the Property segment were $62.1 million for the three months ended March 31, 2021, an increase of $17.1 million, or 38.0%, compared to the three months ended March 31, 2020, primarily driven by an increase in premiums of $33.5 million as a result of new premiums from the legacy Sirius Group companies from the date of acquisition.
The Property segment generated net underwriting income of $5.4 million and a combined ratio of 93.3% for the three months ended March 31, 2021, compared to net underwriting income of $9.5 million and a combined ratio of 78.9% for the three months ended March 31, 2020. The change in underwriting results for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily driven by higher catastrophe losses, partially offset by net underwriting income of $3.9 million as a result of the legacy Sirius Group companies from the date of acquisition.
Investments
Net investment income was $186.5 million for the three months ended March 31, 2021, compared to a net investment loss of $185.0 million for the three months ended March 31, 2020.
Net investment income for the three months ended March 31, 2021 was primarily attributable to net investment income of $153.2 million from our investment in the TP Enhanced Fund, corresponding to a 14.6% return in the quarter. The return was primarily attributable to long event/fundamental equities, in particular exposure to recently listed public equities and private companies that are preparing to list in public markets later in 2021. In addition, the Company recognized a $35.4 million gain from our investment in Pie Insurance for the three months ended March 31, 2021, partially offset by unrealized losses in debt securities of $16.9 million.

The net investment loss for the three months ended March 31, 2020 was primarily attributable to financial market volatility from the COVID-19 pandemic.
The Third Point Enhanced Fund plus other invested assets were one-quarter of total invested assets and cash as of March 31, 2021, down from more than one-third as of December 31, 2020 due to the additional assets acquired in the merger with Sirius Group.
Conference Call Details
The Company will hold a conference call to discuss its first quarter 2021 results at 8:30 a.m. Eastern Time on May 11, 2021. The call will be webcast live over the Internet from the Company’s website at www.siriuspt.com under the “Investor Relations” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international). Participants should ask for the SiriusPoint Ltd. first quarter 2021 earnings call.
A replay of the live conference call will be available approximately two hours after the call. The replay will be available on the Company’s website at www.siriuspt.com under the “Investor Relations” section.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the acquisition of Sirius Group and the prospects of the combined company. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the costs, expense and difficulties of the integration of the operations of Sirius Group; the impact of the novel coronavirus (COVID-19) pandemic or other unpredictable catastrophic events; fluctuations in our results of operations; a downgrade or withdrawal of our financial ratings; inadequacy of loss and loss adjustment expenses reserves; the effects of global climate change; periods characterized by excess underwriting capacity and unfavorable premium rates; reduced returns or losses in SiriusPoint’s investment portfolio; adverse changes in interest rates, foreign currency exchange rates, equity markets, debt markets or market volatility; legal restrictions on certain of SiriusPoint’s insurance and reinsurance subsidiaries’ ability to pay dividends and other distributions to SiriusPoint; SiriusPoint’s significant deferred tax assets, which could become devalued if either SiriusPoint does not generate sufficient future taxable income or applicable corporate tax rates are reduced; the lack of availability of capital; future strategic transactions such as acquisitions, dispositions, mergers, investments or joint ventures; technology breaches; our concentrated exposure in Third Point Enhanced LP (the “TP Fund”) whose investment strategy may bear substantial investment risks; conflicts of interest among various members of TP Fund, Third Point LLC and SiriusPoint; and other risks and uncertainties listed in the Company’s most recent Quarterly Report on Form 10-Q and any subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Other Financial Metrics
In presenting SiriusPoint’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). SiriusPoint’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of SiriusPoint’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. Book value per share metrics are non-GAAP financial measures. We believe that long-term growth in book value per share is an important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

About the Company
SiriusPoint is a top 20 global insurer and reinsurer providing solutions to clients and brokers in almost 150 countries. Bermuda-headquartered with offices around the world, we are listed on the New York Stock Exchange (SPNT). We write a global portfolio of Accident & Health, Specialty, Property and Runoff & Other business, combining data and creative thinking to underwrite risks with skill and discipline. With over $3 billion total capital as of March 31, 2021, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information please visit www.siriuspt.com.
Contacts
Investor Relations
Clare Kerrigan - Corporate Communications and Investor Relations
clare.kerrigan@siriuspt.com
+1 441 542-3333

SIRIUSPOINT LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2021 and December 31, 2020
(expressed in millions of U.S. dollars, except per share and share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments in related party investment funds, at fair value (cost - $891.9; 2020 - $891.9)	$1,208.8	$1,055.6
Debt securities, trading, at fair value (cost - $2,903.5; 2020 - $91.4)	2,940.3	101.3
Equity securities, trading, at fair value (cost - $5.8; 2020 - N/A)	5.9	—
Other long-term investments, at fair value (cost - $432.8; 2020 - $4.0)	473.1	4.0
Total investments	4,628.1	1,160.9
Cash and cash equivalents	932.4	526.0
Restricted cash and cash equivalents	1,411.3	1,187.9
Due from brokers	37.8	94.9
Interest and dividends receivable	10.3	0.9
Insurance and reinsurance balances receivable, net	1,613.8	441.9
Deferred acquisition costs, net and value of business acquired	218.8	68.6
Unearned premiums ceded	247.7	20.5
Loss and loss adjustment expenses recoverable, net	492.6	14.4
Deferred tax asset	256.5	0.4
Intangible assets	174.2	—
Other assets	146.2	18.8
Total assets	$10,169.7	$3,535.2
Liabilities
Loss and loss adjustment expense reserves	$4,259.3	$1,310.1
Unearned premium reserves	1,244.8	284.8
Reinsurance balances payable	528.8	78.1
Deposit liabilities	150.7	153.0
Securities sold, not yet purchased, at fair value	9.2	12.0
Due to brokers	26.2	—
Accounts payable, accrued expenses and other liabilities	154.4	17.6
Deferred tax liability	223.0	—
Liability-classified capital instruments	135.0	—
Debt	829.0	114.3
Total liabilities	7,560.4	1,969.9
Commitments and contingent liabilities
Shareholders’ equity
Series B preference shares (par value $0.10; authorized and issued: 8,000,000)	200.0	—
Common shares (issued and outstanding: 161,891,354; 2020 - 95,582,733)	16.2	9.6
Additional paid-in capital	1,639.6	933.9
Retained earnings	751.3	620.4
Accumulated other comprehensive income	0.4	—
Shareholders’ equity attributable to SiriusPoint shareholders	2,607.5	1,563.9
Noncontrolling interests	1.8	1.4
Total shareholders' equity	2,609.3	1,565.3
Total liabilities, noncontrolling interests and shareholders’ equity	$10,169.7	$3,535.2

SIRIUSPOINT LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three months ended March 31, 2021 and 2020
(expressed in millions of U.S. dollars, except per share and share amounts)

	2021	2020
Revenues
Net premiums earned	$256.0	$146.3
Net realized and unrealized investment gains	31.5	11.6
Net investment income (loss) from investments in related party investment funds	153.2	(200.8)
Other net investment income	1.8	4.2
Net investment income (loss)	186.5	(185.0)
Other revenues	8.6	—
Total revenues	451.1	(38.7)
Expenses
Loss and loss adjustment expenses incurred, net	148.1	87.8
Acquisition costs, net	69.0	49.3
Other underwriting expenses	30.2	7.2
Net corporate and other expenses	68.3	6.4
Intangible asset amortization	0.8	—
Interest expense	4.9	2.0
Foreign exchange gains	(12.4)	(8.2)
Total expenses	308.9	144.5
Income (loss) before income tax expense	142.2	(183.2)
Income tax expense	(9.8)	(0.4)
Net income (loss)	132.4	(183.6)
Net (income) loss attributable to noncontrolling interests	—	—
Net income (loss) available to SiriusPoint	132.4	(183.6)
Dividends on Series B preference shares	(1.5)	—
Net income (loss) available to SiriusPoint common shareholders	$130.9	$(183.6)
Earnings (loss) per share available to SiriusPoint common shareholders
Basic earnings (loss) per share available to SiriusPoint common shareholders	$1.07	$(1.99)
Diluted earnings (loss) per share available to SiriusPoint common shareholders	$1.05	$(1.99)
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	116,760,760	92,191,837
Diluted	118,146,341	92,191,837

SIRIUSPOINT LTD.
SEGMENT REPORTING

	Three months ended March 31, 2021
	A&H	Specialty	Property	Runoff & Other	Total
Gross premiums written (1)	$134.8	$167.7	$62.1	$2.0	$366.6
Net premiums written (1)	103.6	144.5	60.3	1.9	310.3
Net premiums earned (1)	35.0	139.0	80.2	1.8	256.0
Loss and loss adjustment expenses incurred, net (2)	14.0	87.1	45.4	1.6	148.1
Acquisition costs, net	5.1	42.3	21.2	0.4	69.0
Other underwriting expenses (2)	10.6	9.9	8.2	1.5	30.2
Net underwriting income (loss)	$5.3	$(0.3)	$5.4	$(1.7)	8.7
Other revenues					8.6
Net investment income					186.5
Net corporate and other expenses					(68.3)
Intangible asset amortization					(0.8)
Interest expense					(4.9)
Foreign exchange gains					12.4
Income before income tax expense					$142.2

Underwriting Ratios: (3)
Loss ratio	40.0%	62.7%	56.6%	NM	57.8%
Acquisition cost ratio	14.6%	30.4%	26.5%	NM	27.0%
Other underwriting expenses ratio	30.3%	7.1%	10.2%	NM	11.8%
Combined ratio (4)	84.9%	100.2%	93.3%	NM	96.6%

	Three months ended March 31, 2020
	A&H	Specialty	Property	Runoff & Other	Total
Gross premiums written (1)	$1.3	$79.4	$45.0	$—	$125.7
Net premiums written (1)	1.3	76.9	45.0	—	123.2
Net premiums earned (1)	1.2	99.4	45.1	0.6	146.3
Loss and loss adjustment expenses incurred, net (2)	1.0	67.4	18.1	1.3	87.8
Acquisition costs, net	0.2	33.5	16.0	(0.4)	49.3
Other underwriting expenses (2)	—	4.5	1.5	1.2	7.2
Net underwriting income (loss)	$—	$(6.0)	$9.5	$(1.5)	2.0
Net investment loss					(185.0)
Net corporate and other expenses					(6.4)
Interest expense					(2.0)
Foreign exchange gains					8.2
Loss before income tax expense					$(183.2)

Underwriting Ratios: (3)
Loss ratio	83.3%	67.8%	40.1%	NM	60.0%
Acquisition cost ratio	16.7%	33.7%	35.5%	NM	33.7%
Other underwriting expenses ratio	—%	4.5%	3.3%	NM	4.9%
Combined ratio (4)	100.0%	106.0%	78.9%	NM	98.6%

(1)Includes service fee revenue from the Company’s MGUs of $10.8 million for the three months ended March 31, 2021 (2020 - $nil).
(2)Loss and loss adjustment expenses incurred, net and other underwriting expenses include expenses associated with the Company’s MGUs of $1.0 million and $7.3 million, respectively, for the three months ended March 31, 2021 (2020 - $nil).
(3)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(4)Ratios considered not meaningful ("NM") to Runoff & Other.
(5)The Company modified the presentation of its operating segments in the three months ended March 31, 2021 to better align with the manner in which management monitors the performance of its operations. This change was primarily due to the Company’s acquisition of Sirius Group. Prior period segment results have been adjusted to conform to the current period presentation.

SIRIUSPOINT LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Key Performance Indicator
Annualized Return on Average Common Shareholders’ Equity Attributable to SiriusPoint Common Shareholders
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders is calculated by dividing annualized net income (loss) available to SiriusPoint common shareholders for the period by the average common shareholders' equity determined using the common shareholders' equity balances at the beginning and end of the period.
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders for the three months ended March 31, 2021 and 2020 was calculated as follows:

	2021	2020
	($ in millions)
Net income (loss) available to SiriusPoint common shareholders	$130.9	$(183.6)
Common shareholders’ equity attributable to SiriusPoint common shareholders - beginning of period	$1,563.9	$1,414.1
Common shareholders’ equity attributable to SiriusPoint common shareholders - end of period	2,407.5	1,231.7
Average common shareholders’ equity attributable to SiriusPoint common shareholders	$1,985.7	$1,322.9
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	26.4%	(55.5)%
Net Underwriting Income
We measure segment performance for our underwriting segments based on net underwriting income or loss. Net underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned as revenues, including service fee revenue from the Company’s managing general underwriting subsidiaries, and loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses as expenses. Other underwriting expenses include those operating expenses that are incremental and/or directly attributable to our individual underwriting operations. See the accompanying Segment Reporting above for a calculation of net underwriting income.
Combined Ratio
Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by net premiums earned. This ratio is a key indicator of a company’s underwriting profitability. See the accompanying Segment Reporting above for a calculation of the combined ratio.
Basic Book Value Per Share, Tangible Basic Book Value Per Share, Diluted Book Value Per Share, Tangible Diluted Book Value Per Share
In the first quarter of 2021, we changed the method for calculating the dilutive effect of restricted shares, restricted share units and options to calculate the dilutive impact in a manner consistent with how dilution is calculated using the treasury stock method for earnings per share. This change had no impact on previously presented basic book value per share. The following table shows the revised diluted book value per share compared to the diluted book value per share as previously presented:

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Diluted book value per share	$16.71	$15.37	$14.62	$13.30	$15.19
Diluted book value per share, as previously presented	16.42	15.06	14.37	13.05	15.04
Difference	$0.29	$0.31	$0.25	$0.25	$0.15
Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing common shareholders’ equity attributable to SiriusPoint common shareholders by the number of common shares outstanding, excluding the total number of issued unvested restricted shares, at period end.
Tangible basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing tangible common shareholders’ equity attributable to SiriusPoint common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Tangible book value per share is useful to investors because it measures the realizable value of shareholder returns, excluding the impact of intangible assets.

Diluted book value per share and tangible diluted book value per share, as presented, are non-GAAP financial measures and are calculated using the treasury stock method. Under the treasury stock method, we assume that proceeds received from in-the-money options and/or warrants exercised are used to repurchase common shares in the market. The dilutive effect of restricted shares, restricted share units and options are calculated in a manner consistent with how dilution is calculated using the treasury stock method for earnings per share. We have also followed a similar approach for calculating dilution for warrants, Series A preference shares, Upside Rights and other potentially dilutive securities issued as part of our acquisition of Sirius Group.
The following table sets forth the computation of basic book value per share, tangible basic book value per share, diluted book value per share and tangible diluted book value per share as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Basic and diluted book value per share numerator:	($ in millions, except share and per share amounts)
Shareholders' equity attributable to SiriusPoint shareholders	$2,607.5	$1,563.9
Less: Series B preference shares	(200.0)	—
Common shareholders’ equity attributable to SiriusPoint common shareholders - basic	2,407.5	1,563.9
Plus: carrying value of series A preference share issued in merger	40.8	—
Common shareholders’ equity attributable to SiriusPoint common shareholders - diluted	2,448.3	1,563.9
Less: intangible assets	(174.2)	—
Tangible common shareholders' equity attributable to SiriusPoint common shareholders - basic	2,233.3	1,563.9
Tangible common shareholders' equity attributable to SiriusPoint common shareholders - diluted	$2,274.1	$1,563.9
Basic and diluted book value per share denominator:
Common shares outstanding	161,891,354	95,582,733
Unvested restricted shares	(3,450,338)	(2,933,993)
Basic book value per share denominator	158,441,016	92,648,740
Effect of dilutive Series A preference shares issued in merger	1,888,145	—
Effect of dilutive warrants	58,421	—
Effect of dilutive stock options, restricted shares and restricted share units issued to directors and employees	2,426,816	969,386
Diluted book value per share denominator	162,814,398	93,618,126

Basic book value per share	$15.19	$16.88
Tangible basic book value per share	$14.10	$16.88
Diluted book value per share	$15.04	$16.71
Tangible diluted book value per share	$13.97	$16.71